Exhibit (a)(33)



          TEXAS UTILITIES COMPANY                              NEWS RELEASE
          -----------------------------------------------------------------
          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN

                                                                27 MAY 1998

                               TEXAS UTILITIES COMPANY
                               -----------------------
                                      OFFER FOR
                                 THE ENERGY GROUP PLC

                        ACCEPTANCES BY CONCERT PARTY HOLDINGS


          Texas Utilities announces that, of the 259,292,381 Energy
          Group Shares (including Energy Group Shares represented by
          Energy Group ADSs) for which valid acceptances had been received by 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 19 May 1998, valid acceptances in respect of 97,600 such Energy Group Shares (including Energy Group Shares represented by Energy Group
          ADSs), representing approximately 0.02 per cent. of The Energy Group's issued ordinary share capital, had been received from persons deemed to be acting in concert with Texas Utilities.

          HOLDERS OF ENERGY GROUP SECURITIES ARE STRONGLY ENCOURAGED TO TENDER THEIR SECURITIES AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY NO LATER THAN MIDNIGHT (LONDON TIME), 7.00 P.M. (NEW YORK CITY TIME) ON FRIDAY, 29 MAY 1998, THE DEADLINE FOR THE PURPOSES OF CALCULATING THE SCALE DOWN RATIO FOR THE LIMITED SHARE ALTERNATIVE.

          HOLDERS OF ENERGY GROUP SECURITIES ELECTING FOR THE LIMITED SHARE ALTERNATIVE WHO DO NOT TENDER THEIR SECURITIES SO AS TO BE RECEIVED BY MIDNIGHT (LONDON TIME), 7.00 P.M. (NEW YORK CITY
          TIME) ON FRIDAY, 29 MAY 1998 WILL NOT BE A SHAREHOLDER OF RECORD ON 5 JUNE 1998 AND, THEREFORE, WILL NOT BE ENTITLED TO RECEIVE, IN RESPECT OF THEIR NEW TEXAS UTILITIES SHARES, THE DIVIDEND OF $0.55 PER SHARE OF TEXAS UTILITIES COMMON STOCK WHICH IS PAYABLE ON 1 JULY 1998.

          TEXAS UTILITIES WILL SEEK TO DELIST BOTH ENERGY GROUP SHARES AND ENERGY GROUP ADSS AT THE EARLIEST OPPORTUNITY.


          Enquiries:

          TEXAS UTILITIES COMPANY
          David Anderson (Investors)           Telephone:   +1-214-812 4641
          Joan Hunter (Press)                  Telephone:   +1-214-812 4071

          LEHMAN BROTHERS INTERNATIONAL        Telephone:  +44-171-601 0011
          Richard Collier
          Anthony Fobel

          MERRILL LYNCH INTERNATIONAL          Telephone:  +44-171-628 1000
          Justin Dowley
          Lewis Lee
          Martin Falkner

          MERRILL LYNCH CORPORATE BROKING      Telephone:  +44-171-772 1000
          Mike Gibson
          Joshua Critchley

          FINANCIAL DYNAMICS                   Telephone:  +44-171-831 3113
          Nick Miles
          Andrew Dowler

          The definitions set out in the offer document dated 10 March 1998 apply in this announcement. The Texas Utilities Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

          The Directors of TU Acquisitions accept responsibility for the information contained in this announcement, and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

          Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities Offer or any other matter referred to herein. Lehman Brothers and Merrill Lynch are acting through Lehman Brothers Inc. and Merrill Lynch & Co., respectively, for the purposes of making the Texas Utilities Offer in the United States.

          END